EXHIBIT 12.1

                                   AAR CORP.

                                                RATIO OF EARNINGS TO FIXED CHARGES


                                                 9 Months Ended
                                                   February 28                         Year Ended May 31
                                                 ---------------                       -----------------
                                                 1998       1997      1997        1996       1995       1994        1993
                                                 ----       ----      ----        ----       ----       ----        ----

                                                                    (000's omitted except ratio data)
      Earnings Available for Fixed Charges
      ------------------------------------
        Earnings before income taxes  . . .      $35,869   $22,807    $32,975     $22,782    $14,713    $13,684    ($1,917)

        Add:
          Interest expense  . . . . . . . .        9,742     8,038     10,642      10,472     10,716      9,442       8,025
          Amortization of capitalized
            interest  . . . . . . . . . . .          -0-       -0-        357         -0-        -0-        -0-         -0-
          Amortization of debt expense  . .          119       108        144         144        184        122          82

          One-third of rent expense under
            operating leases (estimated by
            management to be the interest
            factor of such rent expense)  .        1,100     1,260      2,200       2,280      2,180      1,610       1,770
                                                   -----     -----      -----       -----      -----      -----       -----
              Earnings available for fixed
                charges . . . . . . . . . .      $46,830   $32,213    $46,318     $35,678    $27,793    $24,858     $ 7,960
                                                 =======   =======    =======     =======    =======    =======     =======
      Fixed Charges:
      -------------

        Interest expense  . . . . . . . . .      $ 9,742   $ 8,038    $10,642     $10,472    $10,716    $ 9,442     $ 8,025
        Capitalized interest  . . . . . . .          -0-       -0-        357         -0-         --        -0-          --
        Amortization of debt expense  . . .          119       108        144         144        184        122          82

        One-third of rent expense under
          operating leases (estimated by
          management to be the interest
          factor of such rent expense)  . .        1,100     1,260      2,200       2,280      2,180      1,610       1,770
                                                   -----     -----      -----       -----      -----      -----       -----
            Total fixed charges . . . . . .      $10,961   $ 9,406    $13,343     $12,896    $13,080    $11,174     $ 9,877
                                                 =======   =======    =======     =======    =======    =======     =======
            Ratio of earnings to fixed
              charges . . . . . . . . . . .        4.3:1     3.4:1      3.5:1       2.8:1      2.1:1      2.2:1       0.8:1
                                                   =====     =====      =====       =====      =====      =====       =====